EXHIBIT 99.1

                      PRESS RELEASE ISSUED JANUARY 15, 2004


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               tel: 303.665.4200
          fax: 303.665.5955
     1075 South Boulder Road, Suite 205
Louisville, Colorado  80027

                                                            CTA PUBLIC RELATIONS
                                                                   www.ctapr.com


                                      NEWS

FOR IMMEDIATE RELEASE:  January 15, 2004

CONTACT: Brad Long / Investor Relations            Bevo Beaven, Vice President
         GALAXY ENERGY                             Carl Thompson, Principal
         (360) 945-0395                            CTA PUBLIC RELATIONS, INC.
         (800) 574-4294                            (303) 665-4200

   GALAXY ENERGY ACQUIRES OPERATIONS IN THE POWDER RIVER BASIN - ACQUISITION
      GIVES GALAXY INTEREST IN 61 EXISTING GAS WELLS AND 12,000 GROSS ACRES

DENVER, COLO. - GALAXY ENERGY CORPORATION (OTC BB: GAXI) has acquired an operating interest in 61 existing coalbed methane (CBM) wells and approximately 12,000 gross acres in the Powder River Basin in Wyoming.

The acquisition in Wyoming gives Galaxy approximately a 65% working interest in the Buffalo Run project, which has 19 wells drilled and completed and another 25 wells in various stages of completion, and a 50% working interest in the Dutch Creek project, which has 13 wells drilled and completed and another four wells in various stages of completion. Both projects are being developed by Continental Industries, LC of Casper, Wyoming. The leases and wells are being acquired from Continental for three million shares of restricted Galaxy common stock and $2.7 million in future payments.

Galaxy has contracted to retain Continental as its operator to develop the Buffalo Run and Dutch Creek acreage, and it will also employ Continental as operator on other Powder River Basin leases.

Galaxy Energy Corporation is in the business of oil and gas exploration and production and is currently acquiring and developing coalbed methane (CBM) and other unconventional and conventional natural gas properties in Wyoming, Montana, Texas and Europe.

This press release consists of forward-looking statements regarding the intent, belief or current expectations of the Company and its management. Prospective investors are cautioned that any such forward-looking statements are not guarantees of future performance and involve a number of risks and uncertainties, and actual results could differ materially from those indicated by such forward-looking statements. The Company assumes no obligation to update the information contained in this press release, whether as a result of new information, future events or otherwise. Please refer to the company's filings with the United States Securities and Exchange Commission for discussions of risks and uncertainties found in Forms 10K (annual report), 10Q (quarterly report) and other filings.

Additional information may be found at the Galaxy Energy Web site, HTTP://WWW.GALAXYENERGY.COM/, or by calling Bevo Beaven or Carl Thompson at CTA Public Relations, (303) 665-4200, or Brad Long, Investor Relations/Galaxy Energy at (800) 574-4294.
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